Exhibit 28(n)(ii)

                               THE 787 FUND, INC.

                AMENDED AND RESTATED PLAN PURSUANT TO RULE 18F-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

     This Plan (the "Plan") is adopted by The 787 Fund, Inc. (the "Company") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), and sets forth the general characteristics of, and the general conditions under which the Company may offer, multiple classes of shares of its now existing and hereafter created series. This Plan is intended to allow the Company to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the 1940 Act (the "Rule"), subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

CLASS DESIGNATIONS

     Each of the Company's constituent series (each, a "Fund") may from time to time issue one or more of the following classes of shares: Class AAA, Class A, Class B, Class C and Class Y shares. Each of the classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums or maximums and other conditions of eligibility as are set forth in the Company's Registration Statement. The term "Registration Statement" shall mean the currently effective Registration Statement of the Company on Form N-1A, and any supplements thereto, under the Securities Act of 1933, as amended, and the 1940 Act, as such Registration Statement may be amended or supplemented from time to time. Each Fund is managed by Gabelli Funds, LLC. ("Gabelli" or the "Adviser") and each class is distributed by Gabelli & Company, Inc. (the "Distributor").

CLASS CHARACTERISTICS

     CLASS AAA. Class AAA are sold without imposition of an initial sales charge or CDSC.

     Class AAA shares are subject to a distribution and service fee at the annual rate of up to 0.25% of their average daily net assets. These distribution and service fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     CLASS A. Class A shares are sold to the general public subject to an initial sales charge, as set forth more completely in the Registration Statement. The maximum initial sales charge is 4.75% of the public offering price. No initial sales charge applies to Class A shares of a Fund that you receive through reinvestment of dividends or distributions.

     Class A shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.20% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     Class A shares redeemed within 12 months of the end of the calendar month of their purchase are subject to a contingent deferred sales charge ("CDSC") upon redemption if the Class A shares were purchased without an initial sales charge due to an initial sales charge waiver for large purchases. The maximum Class A CDSC is equal to 1% of the lower of: (i) the net asset value ("NAV") of the shares at the time of purchase or (ii) the NAV of the shares at the time of redemption. Class A shares held more than 12 months after the calendar month of their purchase or acquired through reinvestment of dividends or distributions are not subject to the CDSC.

     CLASS B. Class B shares are sold to the general public subject to a CDSC, but without imposition of an initial sales charge, as set forth more completely in the Registration Statement. The maximum CDSC for Class B shares is equal to 5% of the lower of: (i) the NAV of the shares at the time of purchase or (ii) the NAV of the shares at the time of redemption. Class B shares held for the time specified in the Registration


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Statement (more than six years) and Class B shares acquired through reinvestment of dividends or distributions are not subject to the CDSC.

     Class B shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     Class B shares of a Fund convert to Class A shares of the same Fund approximately eight years after issuance at their relative net asset values.

     CLASS C. Class C shares are sold to the general public subject to a CDSC, but without imposition of an initial sales charge, as set forth more completely in the Registration Statement. The maximum CDSC for Class C shares is equal to 1% of the lower of: (i) the NAV of the shares at the time of purchase or (ii) the NAV of the shares at the time of redemption. Class C shares held for the time specified in the Registration Statement (more than one year) and Class C shares acquired through reinvestment of dividends or distributions are not subject to the CDSC.

     Class C shares are subject to a service fee at the annual rate of up to 0.25% of their average daily net assets and a distribution fee at the annual rate of up to 0.75% of their average daily net assets. These service and distribution fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     CLASS Y. Class Y shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees. Class Y shares are available for purchase only by the types of investors described in the Registration Statement.

     The Class AAA, A, B, C and Y shares may subsequently be offered pursuant to an initial sales charge and/or CDSC (each of which may be subject to reduction or waiver), as permitted by the 1940 Act and as described in the Registration Statement.

ALLOCATIONS TO EACH CLASS

EXPENSE ALLOCATIONS OF EACH CLASS

     The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: Rule 12b-1 fees payable by the Company to the Distributor of the Company's Class AAA, A, Class B and Class C shares. Subject to the approval of a majority of the Company's Board of Directors, including a majority of the Independent Directors (as defined in each plan adopted in accordance with Rule 12b-1 under the 1940 Act ("Distribution Plan")), the following "Class Expenses" may, to the extent not required to be borne by the Adviser pursuant to the Company's Investment Advisory Agreement, be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; (b) SEC registration fees incurred with respect to a specific class; (c) state blue sky and foreign registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) Directors' fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class of shares; (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class of shares; and (i) any additional expenses, not including investment management fees, investment advisory fees, custodial fees or other expenses relating to the management of the Company's assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

     All expenses not hereafter designated as Class Expenses shall be allocated to each class on the basis of the NAV of that class in relation to the net asset value of the Fund ("Fund Expenses").


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     However, notwithstanding the above, the Company may allocate all expenses other than Class Expenses on the basis of the relative net assets (settled shares) of each class, as permitted by Rule 18f-3 under the 1940 Act.

WAIVERS AND REIMBURSEMENTS

     The Adviser or Distributor may choose to waive or reimburse expenses of the Company. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

INCOME, GAINS AND LOSSES

     Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

     The Fund may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (settled shares) of each class, as permitted by Rule 18f-3 under the 1940 Act.

CONVERSION FEATURES

     The Class AAA, A, Class C and Class Y shares shall not convert into another class. Class B shares may automatically convert into Class A shares, subject to such terms as may be approved by the Directors.

     In the event of any material increase in payments authorized under Distribution Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to Class A shares, existing Class B shares will not be permitted to convert into Class A shares unless the Class B shareholders, voting separately as a class, approve the material increase in such payments. Pending approval of such increase, or if such increase is not approved, the Directors shall take such action as is necessary to ensure that existing Class B shares are exchanged or converted into a new class of shares ("New Conversion Class") identical in all material respects to Class A shares as they existed prior to the implementation of the material increase in payments, no later than the time such shares were scheduled to convert to the Class A shares. Class B shares sold after the implementation of the fee increase may convert into Class A shares subject to the higher maximum payment, provided that the material features of the Class A plan and the relationship of such plan to the Class B shares were disclosed in an effective registration statement.

EXCHANGE FEATURES

     Shares of each class generally may be exchanged for shares of a class with similar characteristics in another participating fund managed by Gabelli (collectively, "Gabelli Funds"), or may be acquired through an exchange of shares of the corresponding class of another Gabelli Fund. Class AAA shares may be exchanged for Class AAA shares of another Gabelli Fund. Class A shares may be exchanged for Class A shares of another Gabelli Fund. Class B shares may be exchanged for Class B shares of another Gabelli Fund. Class C shares may be exchanged for Class C shares of another Gabelli Fund. Class Y shares may be exchanged for Class Y shares of another Gabelli Fund. All exchange features applicable to each class will be described in, and shall be subject to the terms and conditions as set forth in, the then current Registration Statement of the Company.

DIVIDENDS

     Dividends paid by the Company, with respect to its classes of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.


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VOTING RIGHTS

     Each share of each Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to any Distribution Plan applicable to that class and on other matters for which class voting is required under applicable law. Shareholders of each of Class AAA, Class A, Class B and Class C will vote separately as a class to approve any material increase in payments authorized under the Distribution Plan applicable to each class.

RESPONSIBILITIES OF THE DIRECTORS

     On an ongoing basis, the Directors will monitor the Company and each Fund for the existence of any material conflicts among the interests of the classes of shares. The Directors shall further monitor on an ongoing basis the use of waivers or reimbursements by the Adviser and the Distributor of expenses to guard against cross-subsidization between classes. The Directors, including a majority of the Independent Directors, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser and the Distributor at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

REPORTS TO THE DIRECTORS

     The Adviser and the Distributor will be responsible for reporting any potential or existing conflicts among the classes of shares to the Directors. In addition, the Directors will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenses properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Directors in the exercise of their fiduciary duties.

ADDITIONAL INFORMATION

     The Plan is qualified by and subject to the terms of the Registration Statement; provided, however, that none of the terms set forth in the Registration Statement shall be inconsistent with the terms of the classes contained in this Plan. The Registration Statement contains additional information about the classes and each Fund's multiple class structure.

AMENDMENTS

     The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the 1940 Act.

Adopted: April 24, 2007,
as amended March 11, 2008,
as amended November 17, 2009

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